UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2016

ARRIS INTERNATIONAL PLC

(Exact name of registrant as specified in its charter)

England and Wales	001-37672	98-1241619
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3871 Lakefield Drive Suwanee, Georgia		30024
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (678) 473-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 30, 2016, ARRIS International plc (“ARRIS” or the “Company”) entered into a Warrant and Registration Rights Agreement (the “Warrant”) with Charter Communications Operating, LLC (“Charter”) pursuant to which Charter may purchase up to 6.0 million of ARRIS’ ordinary shares, nominal value £0.01 per share (subject to adjustment in accordance with the terms of the Warrant, the “Shares”).

The Warrant will vest in three tranches based on the amount of goods and services Charter purchases from the Company. Between .5 million and 1.0 million Shares are issuable under the Warrant based on Charter’s purchases in 2016, between 1.0 million and 2.5 million are issuable based on purchases made in 2017, and between 1.0 million and 2.5 million are issuable based on purchases made in 2018. In order for the Warrant to vest above the 1.0 million Share threshold in 2016 and above the 2.5 million threshold in both 2017 and 2018, specified increased purchases are required and a set percentage of the purchases must be for goods and services included in ARRIS’ Network & Cloud segment for 2016, 2017, and 2018, respectively. The exercise price per Share shall be calculated pursuant to the formula set forth in Annex A to the Warrant.

The Warrant provides for net Share settlement that, if elected by Charter, will reduce the number of Shares issued upon exercise to reflect net settlement of the exercise price. Charter may also request cash settlement of the Warrant upon exercise in lieu of issuing Shares, however, such cash election is at the discretion of ARRIS. The warrants will expire on September 30, 2023.

The Warrant provides for certain adjustments that may be made to the exercise price and the number of Shares issuable upon exercise due to customary anti-dilution provisions based on future corporate events. In addition, in connection with any consolidation, merger or similar extraordinary event involving the Company, the Warrant will be deemed to represent the right to receive, upon exercise, the same consideration received by the holders of the Company’s ordinary shares in connection with such transaction. Upon a change of control of ARRIS or if ARRIS materially breaches its separate Master Purchase Agreement with Charter (and such breach is not cured pursuant to the terms of the Master Purchase Agreement), the Warrant will immediately vest for the minimum threshold of Shares that would otherwise be issuable.

ARRIS has also agreed, if requested by Charter, to register the Shares issuable upon exercise of the Warrant under the Securities Act of 1933, as amended (the “Securities Act”) and has also granted “piggyback” registration rights in the event ARRIS files a registration statement with the U.S. Securities and Exchange Commission under the Securities Act covering its equity securities, subject to the terms and conditions included in the Warrant.

The foregoing description of the terms and conditions of the Warrant and Registration Rights Agreement is only a summary and is qualified in its entirety by the full text of the Warrant and Registration Rights Agreement, which is filed as Exhibit 4.1 to this Current Report and incorporated by reference in this Item 1.01 and Item 3.02.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 regarding the issuance of the Shares pursuant to the Warrant is incorporated into this Item 3.02 by reference. The offer and sale of such securities were made only to “accredited investors” (as defined by Rule 501 under the Securities Act) in reliance upon exemptions from registration under the Securities Act afforded by Section 4(a)(2) of the Securities Act and corresponding provisions of state securities laws. Reliance on Section 4(a)(2) is based on the nature of the offering and sale and certain representations made by Charter in the Warrant with respect to its investment intent and status as an accredited investor.

Item 7.01	Regulation FD.

Beginning with the third quarter ended September 30, 2016, the fair value of the Warrant described above in Item 1.01 will be treated as a reduction of revenues under U.S. GAAP when achievement of purchase commitments by Charter under each tranche are deemed probable. Upon a purchase commitment being deemed probable, ARRIS will be required to mark-to-market the fair value of each tranche of the Warrant through the final vesting dates of December 31, 2016, 2017 and 2018. The Company expects to exclude the impact of the fair value revenue adjustment in determining its adjusted (Non GAAP) net income.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1*	Warrant and Registration Rights Agreement dated September 30, 2016

*	Portions of this document were omitted and filed separately with the SEC pursuant to a request for confidential treatment in accordance with Rule 24b-2 of the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARRIS INTERNATIONAL PLC

By:	/s/ Patrick W. Macken
Patrick W. Macken
Senior Vice President, General Counsel, and Secretary

Date: October 6, 2016

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